Exhibit 99.2
News Release

FIS Increases Quarterly Dividend 9% to $0.24 per Share

JACKSONVILLE, Fla., January 29, 2014 - FIS™ (NYSE:FIS), the world’s largest provider of banking and payments technology, today announced that its Board of Directors has approved a 9 percent increase in the quarterly dividend to $0.24 per share from $0.22 per share. The dividend will be paid on March 31, 2014, to shareholders of record as of the close of business on March 17, 2014.

“The increase in our dividend reflects our commitment to returning cash to our shareholders, in line with our capital allocation strategy,” stated Frank Martire, chairman and CEO. “Consistent execution has enabled us to raise our dividend for the third consecutive year.”
About FIS
FIS (NYSE: FIS) is the world’s largest global provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Fla., FIS employs more than 37,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 434 on the Fortune 500 and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of federal securities laws. Any statements that refer to beliefs, expectations, projections or other characterizations of future events or circumstances and other statements that are not historical facts are forward-looking statements. Because such statements are based on future economic performance and are not statements of fact, actual results may differ materially from those projected. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to changes in general economic, business and political conditions, the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries, changes in the growth rates of the markets for our solutions and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The payment of any future quarterly dividends will be at the discretion of the Board and will be dependent upon FIS’ financial position, results of operations, cash requirements and other factors deemed relevant by the Board.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.
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For More Information:

Kim Snider, 904.438.6278	Nancy Murphy, 904.438.6192
Vice President	Senior Vice President
FIS Global Marketing and Corporate Communications	FIS Investor Relations
kim.snider@fisglobal.com	nancy.murphy@fisglobal.com